Exhibit 99

WERNER PRESIDENT AND CEO DENNIS HEINER TO LEAVE COMPANY

DANA SNYDER TO SERVE ON INTERIM BASIS

GREENVILLE, PA, SEPTEMBER 30, 2004 — Werner Holding Co. (PA), Inc., which through its Werner Co. subsidiary is the nation’s largest manufacturer and marketer of ladders and other climbing products, today announced that its President and Chief Executive Officer Dennis G. Heiner will be leaving the Company effective Friday, October 29, 2004. He will be succeeded on an interim basis by current Werner Board member Dana R. Snyder, as the Company conducts its search for a new president and CEO. Mr. Heiner will continue to serve as a member of the Company’s Board of Directors through the end of the year. The Board intends to have a permanent president and CEO in place by year-end.

“Having served Werner for more than five years, a period during which I have sought to balance my dedication to both Werner and my family, the time is right for me to hand the leadership of this great company over to a new president and CEO. This will allow me to focus on some important family priorities,” said Mr. Heiner. “I am gratified that Dana Snyder will take an active role in all areas of our operations as the Company’s Interim President and Chief Executive Officer as we complete our search for a permanent successor. Dana is familiar with our industry, products, customers, management and business strategy, and has been a strong supporter of Werner. He brings the advantage of having worked very closely with our top management as a key Board resource in reviewing overall business performance and setting long term strategy.”

Mr. Snyder commented: “We will miss the strong leadership Dennis has demonstrated, particularly in navigating through a very dynamic business environment. The Company has in place a solid business plan and possesses the resources required to ensure continued growth and profitability. Dennis will leave Werner with both a strong talented management team and solid direction in place to fuel future success. I welcome the opportunity to become more actively involved with Werner as it moves forward.”

As former President of Alcoa Construction Products Group, and President and COO of Ply Gem Industries, Inc., Dana Snyder possesses substantial executive management experience in the building products industry. Over the past four years, Mr. Snyder has been associated with Investcorp, the global investment group that is Werner’s largest shareholder, as a director and advisor to its portfolio companies, including Werner.

About Werner Holding Co. (PA), Inc.
 Founded in 1922, Werner operates in two business segments: Climbing Products and Extruded Products. Werner manufactures approximately 1,100 fiberglass, aluminum, and wood climbing products and accessories under the Werner, Keller and Stanley brands. The Company produces five principal categories of climbing equipment: single and twin stepladders; extension, fixed, and multipurpose ladders; attic ladders; stages, planks, work platforms, and scaffolds; and assorted ladder accessories. Werner markets its products through major distribution channels, which include home improvement and other retail, hardware, and professional outlets.

In the area of Extruded Products, Werner is a manufacturer of lineal extruded products and highly-engineered fabricated parts. The Company sells extruded products to customers in the automotive, electronics, architectural and construction industries who require special metallurgy, tight tolerances, unusual shapes, painting, finishing and fabrication requirements.

Werner’s operations include manufacturing facilities strategically located in Greenville, PA, Chicago, IL, Anniston, AL, Carrollton, KY, Merced, CA and Juarez, Mexico. Werner’s corporate headquarters are located in Greenville, PA. Additional information on Werner may be found at www.wernerco.com.

Contact:	Todd Fogarty Kekst and Company 212-521-4854.

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